Pricing Supplement No. 40 dated July 20, 2004 (to Prospectus dated August 6, 2003 and Prospectus Supplement dated August 6, 2003)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$1,000,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐

Original Issue Date:	July 26, 2004	Closing Date: July 26, 2004		CUSIP Number:	78442F CU 0

Maturity Date:	July 25, 2008	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:

Floating Rate Index:

☐	CD Rate	Index Maturity: Three Months.

☐	Commercial Paper Rate

☐	CMT Rate	Spread: Plus 21 basis points (0.21%).

☐	Federal Funds Rate

☒	LIBOR Telerate	Initial Interest Rate: TBD.

☐	LIBOR Reuters

☐	Prime Rate	Interest Rate Reset Period: Quarterly.

☐	91-Day Treasury Bill Rate

ABN AMRO Incorporated BNP PARIBAS Goldman, Sachs & Co. Morgan Stanley	Banc of America Securities LLC Citigroup Lehman Brothers UBS Investment Bank	Barclays Capital Credit Suisse First Boston Merrill Lynch & Co. Wachovia Securities

July 20, 2004

MTN 0085

Reset Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning October 25, 2004.	Interest Payment Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning October 25, 2004.

Interest Determination Date(s):	2 London and New York Business Days prior to the related Reset Date (or Original Issue Date in the case of the first Interest Period).	Interest Period(s):	From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Period).

Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360.

Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
Agents	Principal Amount of Notes
Lehman Brothers Inc.	$199,000,000.00
Citigroup Global Markets Inc.	175,000,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	120,000,000.00
Goldman, Sachs & Co.	105,000,000.00
ABN AMRO Incorporated	100,000,000.00
Morgan Stanley & Co. Incorporated	70,000,000.00
Banc of America Securities LLC	65,000,000.00
Barclays Capital Inc.	54,000,000.00
Credit Suisse First Boston LLC	35,000,000.00
UBS Securities LLC	35,000,000.00
Wachovia Capital Markets, LLC	27,000,000.00
BNP Paribas Securities Corp.	15,000,000.00

Total	$1,000,000,000.00
Issue Price:	100%.
Agents' Commission:	0.15%.
Net Proceeds:	$998,500,000.00.
Concession:	0.00%.
Reallowance:	0.00%.
CUSIP Number:	78442F CU 0.
ISIN Number:	US78442FCU03.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any
subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 0085